Exhibit 99.1

NEWS RELEASE

MERGER WITH GREAT LAKES COOPERATIVE SUBMITTED FOR VOTE

OMAHA, NE – January 14, 2008 (Market Wire) – The previously-announced merger between Green Plains Renewable Energy, Inc. (NASDAQ and AMEX: GPRE) and Great Lakes Cooperative is being submitted to the voting members of Great Lakes Cooperative for approval.  The related registration statement was declared effective on January 4, 2008, and the prospectus/proxy statement was mailed to voting members on January 11, 2008.  Voting members have until February 4, 2008, at 1:30 p.m. to submit their ballots.

“For Green Plains, the merger is an important step in our vertical integration strategy,” said Wayne Hoovestol, Chief Executive Officer.  “For Great Lakes’ producer-members, combining with Green Plains is a good way to directly benefit from the dramatic changes occurring due to increased ethanol production.  Quite simply, the pairing of Green Plains and Great Lakes puts both parties in a better position.”

Three information meetings have been scheduled to provide Great Lakes Cooperative voting members with additional information about Green Plains and the terms of the merger.  Great Lakes’ board members and management, along with representatives from Green Plains, will be available to answer questions at these meetings.  The schedule for the information meetings is as follow:

Location	Date and Time
Clay County Regional Events Center 800 West 18th Street Spencer, Iowa 51301	January 22, 2008 7:00 p.m.

Community Center – City Hall 806 N Avenue Milford, Iowa 51351	January 23, 2008 9:00 a.m.

VFW Hall 314 South 1st Street Estherville, Iowa 51334	January 23, 2008 7:00 p.m.

“We encourage the voting members of Great Lakes Cooperative to attend the information meetings to learn more about the merger,” said Kevin Adolf, President of Great Lakes Cooperative.  “The merger is an excellent opportunity for our producer-members.  The combination between Great Lakes and Green Plains is a smart move for everybody because it reduces risk and increases efficiency.”

The votes will be tallied at a Special Meeting of Great Lakes Cooperative on February 4, 2008, at 1:30 p.m.  If approved by Great Lakes Cooperatives’ voting members, the closing of the merger is subject to certain additional conditions and contingencies.

Additional Information

Green Plains filed with the SEC a Registration Statement on Form S-4 that includes a proxy statement/prospectus and other relevant materials in connection with the proposed merger.  The proxy statement relates to the solicitation and voting of Great Lakes Cooperative members.  The effective date was January 4, 2008.

INVESTORS AND SECURITY HOLDERS OF GREEN PLAINS AND GREAT LAKES ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT GREEN PLAINS, GREAT LAKES AND THE MERGER.

The proxy statement/prospectus and other relevant materials, and any other documents filed by Green Plains with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed by Green Plains with the SEC by directing a request to: Green Plains Renewable Energy, Inc., Attn: Investor Relations, 105 N. 31st Avenue, Suite 103, Omaha, Nebraska 68131.  Green Plains and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the equity holders of Great Lakes in favor of the merger.  Information about the executive officers and directors of Green Plains and their ownership of Green Plains common stock is set forth in the proxy statement/prospectus.

About Green Plains Renewable Energy, Inc.

Ethanol, which Green Plains produces from corn, is a high-octane fuel that is blended with gasoline to provide superior engine performance as well as help to reduce harmful tailpipe and greenhouse gas emissions that contribute to global warming.  Ethanol has also become a prime source of value-added income for American farmers.

Green Plains has an operating 50 million gallon ethanol plant in Shenandoah, Iowa and is currently building a second 50 million gallon ethanol facility in Superior, Iowa.  The Superior plant is anticipated to begin production sometime early in 2008.  Green Plains has entered into an agreement and plan of merger with Great Lakes Cooperative, with a closing that is subject to various conditions, including approval by Great Lakes’ members.

About Great Lakes Cooperative

Great Lakes is a full service cooperative with approximately $146 million in fiscal 2007 revenues that specializes in grain, agronomy, feed and petroleum products in northwestern Iowa and southwestern Minnesota.  Great Lakes has locations in Everly, Greenville, Gruver, Langdon, Milford, Spencer and Superior, Iowa.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.  Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.  Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements.  Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in Green Plains' SEC filings.  Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC.  Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Investor Contact:

Scott B. Poor, Corporate Counsel / Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

 (800) 368-1217

www.gpreinc.com